Exhibit 99.1

FOR RELEASE November 3, 2003

StanCorp Financial Group, Inc. Declares Annual Cash Dividend

PORTLAND, Ore.—November 3, 2003—The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today declared an annual cash dividend of $0.70 per share, payable December 5, 2003, to shareholders of record on November 14, 2003. The ex-dividend date is November 12, 2003. The dividend rate is a 75% increase from the total dividends paid in 2002.

“We are getting sustained strong performance from each of our businesses, which is yielding good earnings and capital growth,” said Eric E. Parsons, president and chief executive officer. “We are pleased to add to our return to shareholders through this increased annual dividend.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries—Standard Insurance Company and The Standard Life Insurance Company of New York—is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 32,000 group insurance policies in force covering more than 6.2 million employees, as of September 30, 2003. For more information about StanCorp Financial Group, Inc., visit its Web site at http://www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contact:

Investor Relations and Financial Media

Jeff Hallin, (503) 321-6127

E-mail: jhallin@standard.com